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                              State of Delaware
                                                                          PAGE 1
                        Office of the Secretary of State
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      I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO
HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF JUNE, A.D. 2001, AT 9 O'CLOCK A.M.

      A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.



                                    /s/ HARRIET SMITH WINDSOR
        [SEAL]                      --------------------------------------------
                                    Harriet Smith Windsor, Secretary of State

2128608 8100                               AUTHENTICATION: 1175802
010272169                                            DATE: 06-07-01
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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                             a Delaware corporation



     International Remote Imaging Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

     1. That the first paragraph of Article FOURTH of the Certificate of Incorporation of the Company is hereby amended to read in full as follows:

     "The total number of shares of all classes of stock which the corporation shall have authority to issue is fifty-three million (53,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock, having a par value of $.01 per share (the "Common Stock") and three million (3,000,000) shares of Preferred Stock, having a par value of $.01 per share (the "Preferred Stock")."

     2. That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by approval of the Board of Directors of the Company at its meeting on March 25, 2001.

     3. That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the affirmative vote of the holders of at least a majority of the outstanding Common Stock of the Company entitled to vote thereon at the annual meeting of stockholders on June 1, 2001. There are no other classes of stock outstanding entitled to vote on this amendment.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be duly executed by its authorized officer this 1st day of June, 2001.

                                   International Remote Imaging Systems, Inc.



                                   By:  /s/ Donald E. Horacek
                                      ------------------------------------
                                            Donald E. Horacek, Secretary



                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 06/06/2001
                                                          010272169 - 2128608